Exhibit 5.1

October 4 , 2018

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), in connection with: (i) the Registration Statement on Form S-3 (No. 333-221419) (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on November 8, 2017 under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated November 8, 2017 included therein (the “Prospectus”); (ii) the preliminary prospectus supplement dated October 2, 2018 (the “Prospectus Supplement”); (iii) the final prospectus supplement dated October 2, 2018 (the “Final Prospectus Supplement”) relating to the offering and sale by the Partnership of up to 4,000,000 7.95% Series C Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”) pursuant to that certain Underwriting Agreement, dated October 2, 2018 (the “Underwriting Agreement”), by and among the Partnership, DCP Midstream GP, LP, DCP Midstream GP, LLC (collectively, the “DCP Parties”), and each of RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”); and (iv) the Current Report on Form 8-K to be filed with the Commission on October 4, 2018 (the “Form 8-K”) pertaining to the issuance of the Preferred Units and which will include this opinion letter as Exhibit 5.1 to the Registration Statement through incorporation by reference. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined (i) the Registration Statement, the Prospectus Supplement, the Final Prospectus Supplement and the Form 8-K; (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 4, 2018 (the “Partnership Agreement”); (iii) the Underwriting Agreement; (iv) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”); (v) Partnership records and documents; (vi) certificates of the Partnership and certain of its affiliates; and (vii) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

DCP Midstream, LP

October 4, 2018

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, or electronic or photostatic copies; (iv) that each person signing in a representative capacity any document (other than the Underwriting Agreement with respect to the DCP Parties) reviewed by us had authority to sign in such capacity; (v) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (vi) that each individual signing any document had the legal capacity to do so; (vii) that the obligations of the parties to the Underwriting Agreement (other than the DCP Parties) are valid, binding and enforceable; (viii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (ix) the accuracy, completeness, and authenticity of certificates of public officials. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the DCP Parties and others as to factual matters without having independently verified such factual matters.

Based upon the foregoing and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Preferred Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be validly issued and purchasers of the Preferred Units will have no obligation, solely by reason of their ownership of Preferred Units, to make any contributions to the Partnership or any further payments for their purchase of the Preferred Units, and such purchasers will have no personal liability, solely by reason of their ownership of the Preferred Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

The opinion set forth above is limited in all respects to the Delaware LP Act. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K filed on the date hereof. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in facts stated or assumed herein of any subsequent changes in law.

Very truly yours,

/s/ Holland & Hart LLP